As filed with the Securities and Exchange Commission on August 8, 2006

Registration No. 333-134078

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARATHON ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-4813290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

623 5th Avenue, 26th Floor

New York, New York 10022

(212) 993-1675

(Address, including zip code, and telephone

number, including area code, of registrant’s

principal executive offices)

Michael S. Gross

Chairman,

Chief Executive Officer and Secretary

Marathon Acquisition Corp.

623 5th Avenue, 26th Floor

New York, New York 10022

(212) 993-1675

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Steven B. Boehm, Esq. Cynthia M. Krus, Esq. Harry S. Pangas, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, NW Washington, D.C. 20004 (202) 383-0100 Fax: (202) 637-3593	Raymond B. Check, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York, New York 10006 (212) 225-2000 Fax: (212) 225-3999

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.0001 par value, and one Warrant(2)	43,125,000 Units	$8.00	$345,000,000	$36,915(3)
Common Stock included in the Units(2)	43,125,000 Shares	—	—	—(4)
Warrants included in Units(2)	43,125,000 Warrants	—	—	—(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 5,625,000 Units, consisting of 5,625,000 shares of Common Stock and 5,625,000 Warrants, which may be issued upon exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(3)	Previously paid.
(4)	No fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Marathon Acquisition Corp. is filing this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-134078) solely for the purpose of filing exhibits 10.1, 10.4 and 10.7 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to “the company,” “the Registrant,” “we,” “us,” “our” and similar expressions in this Part II refer to Marathon Acquisition Corp.

Item 13.    Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and the American Stock Exchange fees.

SEC registration fee	$36,915
NASD filing fee	35,000
Accounting fees and expenses	60,000
Legal fees and expenses	400,000
Printing and engraving expenses	100,000
American Stock Exchange fees	65,000
Miscellaneous	153,085

Total	$850,000

Item 14.    Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limits or eliminates the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered or will enter into contractual indemnity agreements with members of our management team which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

We have agreed to indemnify the several underwriters against specific liabilities, including liabilities under the Securities Act of 1933.

Item 15.    Recent Sales of Unregistered Securities

On May 11, 2006, we entered into a binding agreement with Marathon Founders, LLC and certain of our directors, pursuant to which they agreed to purchase 9,375,000 of our securities for an aggregate purchase price of $25,000. See “Description of Securities—Founder’s Common Stock.

On May 11, 2006, Marathon Investors, LLC entered into an agreement with us to invest $5.5 million in us in the form of warrants to purchase 5,500,000 shares of our common stock at a price of $1.00 per warrant. Marathon Investors, LLC is obligated to purchase such warrants from us 120 days from the date of such agreement or upon the consummation of the offering, whichever occurs first.

The sales of the above securities were or will be deemed to be exempt from the registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In each such transaction, such purchasers represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were or will be affixed to the instruments representing such securities issued or to be issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Description
1.1		Form of Underwriting Agreement

3.1	**	Amended and Restated Certificate of Incorporation

3.2	**	Amended and Restated Bylaws

4.1	**	Specimen Unit Certificate

4.2	**	Specimen Common Stock Certificate

4.3	**	Specimen Warrant Certificate

4.4	**	Form of Warrant Agreement between The Bank of New York and the Registrant

5.1	**	Opinion of Sutherland Asbill & Brennan LLP

10.1	*	Form of Letter Agreement between the Registrant and each of Marathon Founders, LLC, Marathon Investors, LLC, and all of the directors and executive officers of the Registrant

10.2	**	Promissory Note, date May 11, 2006, issued to Michael S. Gross

10.3	**	Letter Agreement between the Registrant and Marathon Management, LLC

10.4	*	Form of Registration Rights Agreement among the Registrant, Marathon Investors, LLC, Marathon Founders, LLC and certain directors of the Registrant

10.5	**	Founders’ Unit Agreement among the Registrant and Marathon Founders, LLC and certain directors of the Registrant

10.6	**	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.7	*	Form of Investment Management Trust Account Agreement by and between the Registrant and The Bank of New York

10.8	**	Founder Warrant Purchase Agreement between the Registrant and Marathon Investors, LLC

10.9		Form of Lock-Up Letter Agreement between Citigroup Global Markets Inc. on the one hand and Marathon Founders, LLC, Marathon Investors, LLC and all of the directors of the Registrant on the other hand

23.1	**	Consent of Eisner LLP

23.2	**	Consent of Sutherland Asbill & Brennan LLP. (included in Exhibit 5.1)

24.1	**	Power of Attorney for Adam Aron.

24.2	**	Power of Attorney for Irwin D. Simon.

24.3	**	Power of Attorney for Robert Sheft. Reference is made to page II-5

99.1	**	Code of Ethics

*	Filed herewith

**	Previously filed.

(b) No financial statement schedules are required to be filed with this Registration Statement.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of August 2006.

MARATHON ACQUISITION CORP.

/s/ MICHAEL S. GROSS
Michael S. Gross Chairman, Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL S. GROSS MICHAEL S. GROSS	Chairman, Chief Executive Officer and Secretary (principal executive officer and principal financial officer)	August 8, 2006

* ADAM ARON	Director	August 8, 2006

* IRWIN D. SIMON	Director	August 8, 2006

* ROBERT SHEFT	Director	August 8, 2006

*	Signed by Michael S. Gross pursuant to a power of attorney signed by each individual on May 12, 2006, June 29, 2006 or August 1, 2006 and filed with this Registration Statement on May 12, 2006, June 29, 2006 or August 1, 2006.

Exhibit Index

Exhibit No.	Description

10.1†	Form of Letter Agreement between the Registrant and each of Marathon Founders, LLC, Marathon Investors, LLC, and all of the directors and executive officers of the Registrant

10.4†	Form of Registration Rights Agreement among the Registrant, Marathon Investors, LLC, Marathon Founders, LLC, and certain directors of the Registrant

10.7†	Form of Investment Management Trust Account Agreement by and between the Registrant and the Bank of New York

†	Filed herewith